Via Facsimile
Mail Stop 6010


February 21, 2006



Dr. Paul Kolker, M.D.
President and Chief Executive Officer
Long Island Physician Holdings Corporation
One Huntington Quadrangle
Suite 4C-01
Melville, NY 11747

      Re:	Long Island Physician Holdings Corporation
		Form 10-K for Fiscal Year Ended December 31, 2004
	Filed September 23, 2005
		File No.  000-27654

Dear Dr. Kolker:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,


							Jim B. Rosenberg
							Senior Assistant Chief
Accountant
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Mr. Gerald R. Mitchell
K-V Pharmaceutical Company
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